Exhibit 77K


The Trust's Board of Trustees has engaged Ernst & Young LLP, located 233 South Wacker Drive, Chicago, Illinois 60606, to be the independent auditors. The change in independent auditors was approved by the Trust's audit committee and the Trust's Board of Trustees, including Trustees who are not "interested persons" of the Fund (as defined in the 1940 Act).

Exhibit 77K for PricewaterhouseCooper LLP


PricewaterhouseCoopers LLP served as the independent public accountants for the Fund since April 14, 2000. PricewaterhouseCoopers LLP was informed of the cessation of the client-auditor relationship on May 25, 2000. PricewaterhouseCoopers LLP's reports on the financial statements for the Fund for the year ended March 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. During their engagement as independent auditors and any subsequent interim period, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCooper to make reference to the subject matter of the disagreement in connection with its report.